Exhibit 10.1
SUMMARY OF STEELCASE BENEFIT PLAN FOR OUTSIDE DIRECTORS
The Steelcase Benefit Plan for Outside Directors (“Director Plan”) became effective on March 1, 1999. The Director Plan was created to provide health and welfare benefits to members of the Board of Directors of Steelcase Inc. (the “Company”) who are not Company employees or retirees (“Outside Directors”). Dependent coverage is also available to participants. Effective March 1, 2005, the Director Plan was merged into the Steelcase Inc. Employee Benefit Plan (“Employee Plan”), the Company’s broad-based plan that is offered to eligible employees, retirees and their families. Effective March 27, 2006, the Director Plan was removed from the Employee Plan and established as a separate plan to ensure that the Employee Plan will not be considered a multiple employer welfare arrangement under state or federal law.
Eligibility: Eligibility and participation rules under the Director Plan are generally the same as under the Employee Plan, except as described below. Outside Directors and their dependents are eligible for coverage under the Director Plan on the first day of the Outside Director’s term as a board member. During an annual enrollment period, Outside Directors who are already enrolled in coverage may opt out of coverage or change plans. An Outside Director who does not enroll at the time of becoming a board member is eligible during a subsequent annual enrollment period and also has special enrollment rights when other existing coverage is lost or when there is a qualified change in status. Under the Employee Plan, employees are eligible at the time of hire. During an annual enrollment period, eligible employees may opt in or out of coverage or change plans. Eligible employees may also change plans when there is a qualified change in status, including a loss of other coverage.
Under the Director Plan, Outside Directors who became members of the board before July 22, 2002, and are covered under the Director Plan at the time of leaving the Board, and meet the Rule of 80, are eligible for retiree coverage under the Director Plan. Outside Directors who joined the board on or after July 22, 2002 are not eligible for retiree coverage under the Director Plan. Rule of 80 means that attained age and full years of continuous service upon retirement equals 80 or more. Years of service for Outside Directors includes years of service as an employee of the Company and years of service as an Outside Director, to the extent the two periods are not overlapping. Under the Employee Plan, only employees hired before July 22, 2002 are eligible for retiree benefits provided they also meet Rule of 80 or the employee was hired before February 1, 1978 and meets one of the following criteria:
–	At least age 55 with 20 years of continuous service,

–	At least age 58 with 15 years of continuous service, or

–	Age 65 with continuous service after February 1, 1978.
Benefits: Under the Employee Plan, there are various self-insured and fully-insured health and welfare plan benefits available to employees. These employee benefit offerings vary based on the Steelcase location. Under the Director Plan, the benefits available are among the same benefit plans offered to employees under the Employee Plan. Self-insured benefits available to Outside Directors include PPO and HRA medical options and a dental plan. Fully-insured health and welfare benefits include HMO, vision and group travel accident benefits. For retired Outside Directors, the benefits available are among the same benefit plans offered to retirees under the Employee Plan. Benefits available to retired Outside Directors include a self-insured PPO medical plan and fully-insured HMO. Fully insured dental and vision plans are available to retired Outside Directors and retired employees.
Cost: Outside Directors do not pay any premium for coverage under the Director Plan. However, the total annual premium cost is taxable income to the Outside Director and is reported annually on Form 1099. Under the Employee Plan, employees pay for a portion of the total cost on a pre-tax basis, and the Company pays a significant portion of the total employee cost through flexible benefit dollars or a subsidy, depending on the location. Retired employees must also pay a portion of the retiree benefit costs.